                                                                   Exhibit 10.27

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         THIS AGREEMENT, made by and among JTI, Inc., a Nebraska corporation, Logistics, Inc., a Nebraska corporation, Bison Enterprises, Inc., a Nebraska corporation, HI/PAR Systems, Inc., a Nebraska corporation, and Roadside Enterprises, Inc., a Nebraska corporation (hereinafter the forenamed corporations shall hereinafter be referred to collectively as "Sellers") and David R. Parker, a Nebraska resident ("Parker"), and Alan J. Hingst, a Nebraska resident ("Hingst") (Parker and Hingst shall hereinafter be referred to as "Shareholders") and U.S. Xpress Enterprises, Inc., a Nevada corporation (hereinafter "Buyer") (this "Agreement") is made as of the 25th day of April, 1997.

                              W I T N E S S E T H:

     WHEREAS, Sellers are the owners and operators of assets utilized in the business of the transportation of non-household goods and the operation of four terminals (the "Business"); and

     WHEREAS, Sellers desires to sell and Buyer desires to purchase said assets used in the Business to the extent and pursuant to the terms and conditions of this Agreement; and

     WHEREAS, Shareholders own all the issued and outstanding shares of stock of JTI, Inc. and will substantially benefit by the sale of said assets.

     NOW THEREFORE, in consideration of the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                               Prefatory Matters
                               -----------------

1.1  DEFINITIONS.
     -----------

Defined Term                                          Section Where Defined                Page Reference
------------                                          ---------------------                --------------
Agreement                                                   Preamble                              1
Assets                                                       2.1                                  5
Assets Assignment and Bill of Sale                           3.1                                  8
Assumed Liabilities                                          3.2                                  8
Balance Sheet                                                2.1                                  5
Benefit Plans                                                7.24                                24
Business                                                     Preamble                             1
Buyer                                                        Preamble                             1
Cash Portion                                                 3.2                                  8
Closing                                                      Art. IV                              9
Closing Date                                                 Art. IV                              9
Code                                                         7.24                                22
Contracts                                                    7.17                                17
DEFRA                                                        7.24                                23
Earn Out Amount                                              3.2                                  8
Environmental Laws                                           7.29                                27
ERISA                                                        7.24                                23
Facilities                                                   2.1                                  5
Improvements                                                 2.1                                  5
Initial Amount                                               3.2                                  8
Land                                                         2.1                                  5
Material Adverse Change                                      7.14                                15
Material Adverse Effect                                      7.18                                19
Material                                                     7.14                                16
Purchase Price                                               3.2                                  8
Purchased Assets                                             2.1                                  5
REA                                                          7.24                                23
Real Estate                                                  2.1                                  5
Retirement Plan                                              7.24                                22
Sellers                                                      Preamble                             1
Sellers Financial Statements                                 7.3                                 12
Spare Parts                                                  2.1                                  6
Supplies and Miscellaneous Items                             2.1                                  6


Tax or Taxes                           7.7                                    13
Tax Returns                            7.7                                    13
TEFRA                                  7.24                                   23


1.2  List of Schedules and Exhibits.
     ------------------------------


Schedules.
----------
Schedule 3.2(ii)             Incremental Tax Liability                         7
Schedule 7.2                 Officers and Directors of each Seller            12
Schedule 7.4                 Liens and Encumbrances                           12
Schedule 7.6                 Accounts Receivable                              12
Schedule 7.7                 Tax Returns and Reports                          13
Schedule 7.8                 Bank Accounts                                    14
Schedule 7.10                Undisclosed Liabilities                          19
Schedule 7.16                Major Customers                                  17
Schedule 7.17                Material Contracts and Commitments               22
Schedule 7.20(c)             Licenses and Permits                             20
Schedule 7.21                Litigation                                       21
Schedule 7.23                Employee Contracts, Union                        21
                             Agreements and Benefit Plans
Schedule 7.29(b)             Environmental Licenses and Permits               27


Exhibits.
---------


Exhibit A                                  2.1                                 5
---------
Legal Description of Real Property

Exhibit B                                  2.1                                 6
---------
Assets

Exhibit C                                  2.1                                 7
---------
Leases and Contracts

Exhibit D                                  2.2                                 8
---------
Excluded Assets

Exhibit E                                  3.1                                 8
---------
Assets Assignment and Bill of Sale

Exhibit F                                  3.1                                 8
---------
Warranty Deeds

Exhibit G
---------
Shareholders' Notes

Exhibit H                                  3.2                                 8
---------
Liabilities Assignment and Bill of Sale

Exhibit I                                  3.2                                 8
---------
Assumed Liabilities

Exhibit J                                  3.3                                 9
---------
Sellers' Wire Transfer Instructions

Exhibit K                                  7.1                                11
---------
Sellers' Resolutions

Exhibit L                                  8.1                                29
---------
Buyer's Resolutions

Exhibit M                                  9.1                                31
---------
Buyer's Approvals and Consents



                                   ARTICLE II

                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

     2.1  Sale of Assets.  Upon the terms and conditions contained herein,
          --------------
Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers, all of the assets of Sellers located at the facilities of Sellers located at Lincoln, Nebraska, Green Bay, Wisconsin, Loudon, Tennessee, and North Sioux City, South Dakota (the "Facilities") or used in the Business of Sellers, whether tangible, intangible, real, personal, mixed, booked or unbooked, and wherever located which are reflected on the balance sheet of Sellers dated December 31, 1996, and any subsequent balance sheet reflecting pre-Closing assets (the "Balance Sheet") hereinafter collectively referred to as the "Purchased Assets". The Purchased Assets include, without limitation, all of Sellers' right, title and interest in the following property used in the
Business:

     (a) certain real property located in Lincoln, Nebraska, Green Bay, Wisconsin, Loudon, Tennessee, and North Sioux City, South

     Dakota, and certain other trailer drop lots, all specifically described by Exhibit A hereto, together with all right, title and interest, if any, of
     ---------
     Sellers in and to all (i) land lying in the bed of any street, road or avenue opened, closed or proposed, public or private, in front of or adjoining the land, (ii) any strips or gores in front of or adjacent to the land, (iii) any water ways, courses, streams or ditches in front of or adjoining the land, (iv) any reversionary rights which Sellers may have in any easement or license granted with respect to the foregoing (the foregoing being collectively hereinafter referred to as the "Land") and (v) and all buildings, improvements and fixtures appurtenant thereto (hereinafter referred to as the "Improvements") situated on such Land (the Land and Improvements hereinafter collectively referred to as the "Real Estate");

     (b) all rolling stock, trucks, trailers and other vehicles, furniture and furnishings used or usable in connection with the Facilities, as described in Exhibit B hereto (the "Assets");
        ---------

     (c) all supplies and miscellaneous items used or usable in connection with the Facilities, including but not limited to all repair, instruction, safety and maintenance manuals which are necessary or convenient to the operation and utilization of the Purchased Assets (the "Supplies and Miscellaneous Items");

     (d) all spare parts, tools and accessories used or usable in connection with the Purchased Assets (the "Spare Parts");

     (e)  all cash and cash equivalents;

     (f)  all accounts and notes receivable;

     (g) all financial, business and other records relating to the Business of Sellers, including but not limited to customer records, personnel records, reports to any governmental or regulatory agency (provided that Sellers may retain copies of said reports);

     (h) trade secrets, contracts, licenses, production records, accounts (including bank accounts and safe deposit boxes), prepaid expenses, miscellaneous investments (including capital stock of others) and any other items of intangible property, including but not limited to any and all rights to the exclusive use of the names JTI, Inc., Logistics, Inc., Bison Enterprises, Inc., HI/PAR Systems, Inc. and Roadside Enterprises, Inc. d/b/a Senate Inn and all variations thereof.

     (i) to the extent transferable, all product warranties that relate to the Purchased Assets;

     (j) all rights of Sellers in and to its rights and obligations under the leases and contracts listed on Exhibit C;
                                    ---------

     (k) all rights of Sellers in and to all licenses, certificates and permits from all federal, state and other public authorities issued in connection with the operation of the Business; and

     2.2  Excluded Assets.  Notwithstanding anything contained herein to the
          ---------------
contrary, the parties acknowledge and agree that the Purchased Assets expressly exclude those assets listed on Exhibit D hereto.
                               ---------


                                  ARTICLE III

                TRANSFER AND PURCHASE PRICE OF PURCHASED ASSETS
                -----------------------------------------------

     3.1    Transfer.   Subject to the terms and conditions of this Agreement
            --------
and by way of an "Assets Assignment and Bill of Sale" in
substantially the form attached hereto as Exhibit E and the warranty deeds in
                                          ---------
substantially the form attached hereto as Exhibit F, Sellers shall sell,
                                          ---------
transfer and convey to Buyer, and Buyer shall purchase, receive and accept the Purchased Assets from Sellers on the Closing Date.

     3.2  Purchase Price.  The purchase price for the Purchased Assets,
          --------------
shall be:

     (i) Two Million Dollars ($2,000,000); plus

     (ii) the difference, as determined by Buyer's auditors and set forth on Schedule 3.2(ii), between the Sellers' tax liability resulting from the
        ----------------
     purchase of the Purchased Assets by Buyer and the Sellers' tax liability had Buyer purchased all of the issued and outstanding shares of stock of each Seller; ((i) and (ii) are hereafter referred to as the "Cash Portion"); plus

     (iii) Buyer shall pay to Shareholders an amount equal to 25% of the yearly net income after income taxes produced by the Purchased Assets and addition and replacements thereto for a period of approximately ten years, beginning on the Closing Date and ending on March 31, 2007 (the "Earn Out Amount"). The Earn Out Amount calculation for the first such year, however, shall be based only on the net income after income taxes for the period from the Closing Date until March 31, 1998. For each year thereafter, the Earn Out Amount calculation shall be based on the net income after income taxes for the fiscal year in question. The Earn Out Amount shall be paid to Sellers annually within 90 days after the end of Buyer's fiscal year. The payment of the Earn Out Amount shall be equal to 12 1/2% of the yearly net income after income taxes produced by the Purchased Assets (the "Initial Amount") until the total of all Initial Amounts equals the aggregate amounts payable under the Shareholders' Notes (including the interest thereon), which are attached hereto as Exhibit G; plus
                        ---------

     (iv) the assumption by Buyer of the Assumed Liabilities pursuant to the terms of an "Liabilities Assignment and Bill of Sale" in substantially the form attached hereto as Exhibit H. For purposes hereof, "Assumed
                             ---------
     Liabilities" means only those liabilities of Sellers incurred prior to the Closing Date in the ordinary course of business, and which are listed on
                                                      ---
     Exhibit I hereto. Buyer agrees to use its best efforts to remove
     ---------
     Shareholders from any and all obligations of Sellers for which Shareholders are signers, co-signers and/or guarantors, and Buyer shall indemnify Shareholders in a manner acceptable to Shareholders where their respective names may not be removed from any such obligation of Sellers.

The Cash Portion, the Earn Out Amount and the assumption of the Assumed Liabilities, is collectively referred to as the "Purchase Price".

     3.3  Payment of Cash Portion.  All of the Cash Portion shall be paid to
          -----------------------
Sellers in immediately available funds at Closing pursuant to the wire transfer instructions set forth in Exhibit J hereto.
                          ---------

     3.4  Allocation of Purchase Price.  The Purchase Price shall be allocated
          ----------------------------
by Buyer among the Purchased Assets subsequent to Closing. The allocation shall be delivered to Sellers. So long as such allocation is not unreasonable, each of the parties agrees to report this transaction for state and federal tax purposes in accordance with such allocation. The allocation shall be deemed to have been made as of the close of business on the Closing Date.

                                  ARTICLE IV

                                    CLOSING
                                    -------

     4.1  Closing.  The delivery of the Purchase Price pursuant to Section 3.2
          -------
hereof, the sale, transfer, assignment and delivery of the Purchased Assets pursuant to Sections 3.2 and 3.3 hereof and the delivery of the other instruments and certificates required hereunder (the "Closing"), shall take place on Wednesday, April 30, 1997 at a mutually agreeable time and place (the date and time of the Closing being referred to herein as the "Closing Date"). At the Closing, (a) Sellers shall convey the Purchased Assets to the Buyer by delivery of warranty deeds, bills of sale and instruments of transfer and assignment satisfactory to Buyer and its counsel, including all documents necessary to transfer bank accounts, and shall deliver all certificates and other instruments and documents contemplated hereby all in form and substance reasonably satisfactory to Buyer and Buyer's counsel, and (b) Buyer shall deliver to Sellers the Cash Portion of the Purchase Price, the instruments of assumption pertaining to Sellers' liabilities and obligations to be assumed hereunder and all certificates and other instruments and documents contemplated hereby, all in form and substance reasonably satisfactory to Sellers and Sellers' counsel.

     4.2  Shipments in Transit.  All shipments in transit delivered prior to
          --------------------
11:59 p.m. CDT on the Closing Date shall be the responsibility of Sellers and those in transit after 11:59 p.m. CDT on the Closing date shall be the responsibility of the Buyer. This Section 4.3 is subject to the provisions of Sections 2.1 and 3.2 hereof.


                                   ARTICLE V

                            LIABILITIES NOT ASSUMED
                            -----------------------

Buyer expressly assumes no liabilities or obligations of Sellers whatsoever except for those liabilities specifically set forth on Exhibit I hereof.
                                                       ---------
Without limiting the foregoing, Buyer specifically does not assume any liability of Sellers with respect to (i) obligations for past pension, profit-sharing or other employee benefit programs or termination or unemployment benefits, whether funded or unfunded, (ii) liability arising under or pursuant to any law or regulation relating to health or the environment, or (iii) liability which may hereinafter be asserted as the result of acts or omissions on the part of Sellers prior to the Closing Date.

                                  ARTICLE VI

                   SALES AND TRANSFER TAXES, PROPERTY TAXES,
                   -----------------------------------------

                     RECORDING FEES, AND PROFESSIONAL FEES
                     -------------------------------------

     6.1    Sales and Transfer Taxes.  Buyer shall be responsible for payment to
            -------------------------
the appropriate state or local governmental authorities of all transfer taxes, whether for personal property or real property, with respect to the sale contemplated herein. Buyer shall be responsible for all sales taxes, if any, with respect to the sale contemplated herein.

     6.2    Recording or Filing Fees.  The party receiving a conveyance by deed,
            ------------------------
lease, assignment or otherwise shall pay any applicable recording or filing fees thereon.

     6.3    Attorney's and Accountant's Fees, Etc.  Each party shall pay its own
            -------------------------------------
attorney's and accountant's fees and fees of other applicable professionals.


                                  ARTICLE VII

          REPRESENTATIONS AND WARRANTIES OF SELLERS AND SHAREHOLDERS
          ----------------------------------------------------------

     As a material inducement to Buyer entering into this Agreement and consummating the transactions contemplated hereby, Sellers and Shareholders, jointly and severally, hereby make the following representations and warranties to Buyer, each of which shall be continuing, shall be true at the date of execution hereof and on the Closing Date, and shall survive the Closing and the sale of the Purchased Assets and other transactions contemplated hereby:

     7.1  Corporate Existence and Authority.  Each of Sellers is a corporation
          ----------------------------------
duly organized, validly existing, and in good standing under the laws of the State of Nebraska with each having full power and authority to own its properties and conduct the Business as now being conducted. Each of Sellers has full corporate power and authority to execute this Agreement and consummate the transactions contemplated hereby, and each of their respective shareholders and Board of Directors have properly approved the transactions contemplated by this Agreement. True and correct copies of the resolutions by the Directors and Shareholders of each of the Sellers authorizing each Seller to enter into this transaction, properly certified by the President and Secretary of each Seller, are attached hereto as Exhibit K. Upon execution and delivery, this Agreement,
                       ---------
the warranty deeds, Assignment and Bill of Sale, and the Assignment and Assumption Agreement attached as exhibits hereto, shall be valid and legally binding documents, enforceable in accordance with their terms, subject to equitable principles of any bankruptcy, insolvency and other similar laws generally affecting creditors' rights.

     7.2  Organizational Documents.  The Articles of Incorporation and By-Laws
          -------------------------
of each Seller that have been furnished to Buyer are true and complete and contain all amendments thereto to date. Schedule 7.2 contains a true and
                                         ------------
complete list of all of the current officers and directors of each Seller.

     7.3  Financial Statements.  Prior to the date hereof, Sellers have
          --------------------
delivered to Buyer the following financial statements: the internal, unaudited profit and loss and balance sheets for the Sellers for the years 1990, 1991, 1992, 1993, 1994, 1995 and 1996 and the audited profit and loss and balance sheets for the Sellers for the years 1990, 1991, 1992, 1993, 1994 and 1995 (the "Sellers Financial Statements") all of which have been prepared in accordance with GAAP consistently applied in each of the periods indicated and respectively present fairly the financial position of Sellers as of the respective dates of the statements.

     7.4  Liens and Good Title.  Except as disclosed in Schedule 7.4, Sellers
          ---------------------                         ------------
own, of record, the legal title and beneficial and equitable interest in and to all of the Purchased Assets. Sellers have, and on the Closing Date will have, good and marketable title to all of the Purchased Assets, free and clear of any and all mortgages, deeds of trust, liens, security interests, pledges, encumbrances, easements, leases, agreements, covenants, charges, restrictions, options, joint ownership or adverse claims or rights whatsoever other than those evidenced in Schedule 7.4.
             ------------

     7.5  Authority.  Neither the execution and delivery of this Agreement, nor
          ---------
the consummation by Sellers of the transactions contemplated hereby, will conflict with or result in a breach of or default under any of the terms, conditions or provisions of any loan, note, bond, mortgage, lease, indenture, license, agreement, or other instrument or obligation to which any of Sellers is a party or by which any of its respective properties or assets are bound.

     7.6  Accounts Receivable.  Except as disclosed on Schedule 7.6, all
          -------------------                          -------- ---
accounts receivable reflected on the Sellers Financial Statements will have arisen from transactions in the ordinary course of business, credit being extended in a manner consistent with Sellers' regular credit practices and such accounts will be collectible within ninety (90) days in the ordinary course of business without resort to litigation, subject to the allowance for doubtful accounts set forth therein.

     7.7  Tax Returns and Reports.  Except as set forth in Schedule 7.7:
          -----------------------                          ------------

          (a) Each Seller has filed all federal, state, local and foreign tax returns and reports required under the laws of the United States or any foreign country or any state or municipal or political subdivision of any of the foregoing ("Tax Returns") to be filed by the Sellers in respect of any Tax or Taxes. For purposes of this Agreement "Tax" or "Taxes" shall mean all income, gross receipt, gains, sales, use, employment, franchise, license, school, profits, property, ad valorem, excise or other taxes, estimated, import duties, fees, stamp, taxes and assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any additional charges, interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, or any charges, interest or penalties imposed by any taxing authority as the result of the failure to file any return.

          (b) Each Seller has paid or provided for all Taxes shown on the Tax Returns, and all deficiencies and assessments of Tax, interest or penalties.

          (c) No Seller has any penalty or other charge which is, or will become, due with respect to late filing of any Tax Returns.

          (d) No Seller has had any of the Tax Returns audited for any fiscal year beginning after January 1, 1992. If any audits have occurred since January 1, 1992, all material results are summarized in
          Schedule 7.7.
          ------------

All of the Tax Returns as filed were true and correct.

          7.8  Bank Accounts.  Schedule 7.8 sets forth a complete and accurate
               -------------   ------------
list of each bank or financial institution in which any of the Sellers has an account or safety deposit box (giving the address and account numbers) and the names of the persons authorized to draw thereon or who have access thereto.

          7.9  Occupational Safety, Health and Other Filings.  Sellers have
               ----------------------------------------------
previously delivered to Buyer all reports and filings made or filed by each Seller pursuant to all applicable occupational safety and health legislation, regulations and orders since January 1, 1992.

          7.10  Absence of Undisclosed Liabilities.  Except as disclosed on
                ----------------------------------
Schedule 7.10 and all other schedules and exhibits hereto, there are no
-------------
liabilities of any nature, whether accrued, unaccrued, absolute, contingent or otherwise, which exist presently or which may arise in the future as a result of activities of each Sellers or the Business on or prior to the Closing Date which would impose any transferee liability on Buyer, other than any liability incurred in the ordinary course of business..

          7.11  Compliance with Laws.  None of the Sellers or the Business is in
                --------------------
Material violation of any applicable federal, state or local law, statute, ordinance, order, rule or regulation relating to or affecting the ownership of the Purchased Assets or the operation or conduct of the Business.

          7.12  No Consents.  All consents necessary to consummate the
                -----------
transactions contemplated herein shall be obtained prior to or at the Closing and, except as otherwise provided herein, no consent or approval of, or declaration, filing or registration with, any non-governmental third party or any governmental authority is required to be obtained by Sellers (i) in connection with the execution of this Agreement, (ii) for the consummation of the transactions contemplated hereby or (iii) for the operation of the Business.

          7.13  Condition and Use of the Assets.   All of the tangible Purchased
                -------------------------------
Assets are generally in good working order and condition and are fit for the purpose for which such Purchased Assets are being used. The use of the Purchased Assets conforms in all material respects to all applicable building, zoning, platting, subdivision, land use, fire, health, and other laws, ordinances, rules or regulations, and no notice of any violation with respect thereto has been received by any of the Sellers.

          7.14  Absence of Change.  From December 31, 1996, and through the
                -----------------
Closing Date:

          (a) The Business has been conducted in the ordinary course consistent with historical methods of operation.

          (c) There has been no Material Adverse Change in the Business, and no event or condition shall have occurred which materially affects the Purchased Assets or the intended use thereof, or the prospects of the Business. For purposes of this Agreement, a "Material Adverse Change" shall mean a Material adverse change to Sellers' financial condition, results of operations or Business, taken as a whole.

          (d) Each Seller and each Shareholder has not sold, contracted to sell, conveyed, transferred, assigned, distributed or otherwise disposed of any of the Purchased Assets, or any rights thereto.

          (e) Each Seller and each Shareholder has not mortgaged, pledged, or granted any security interests in, and has not encumbered or otherwise caused a lien to be placed against any of the Purchased Assets other than as evidenced in the exhibits hereto.

          (f) None of the Sellers or the Business has incurred any uninsured Material loss, damage, liability or destruction of property which would or might have a Material Adverse Effect on Buyer's intended use of the Purchased Assets or operation of the Business. As used in this Agreement, an item is "Material", if it the monetary exposure with regard to the item could exceed One Hundred Thousand Dollars ($100,000).

          (g) No Seller has granted any Material increase, in the aggregate, in any salary, bonus, fringe benefits, incentive or other compensation payable, or to become payable, to any employee or agent of the Business in, or made any commitment to adopt any bonus incentive compensation, deferred compensation, profit sharing, pension, or other employee benefit plan.

          (h) Each Seller has not made any changes in its respective business policies in any Material respect, including, without limitation, its advertising, purchasing, pricing and employment policies.

          (i) Each Seller has not made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash, stock or property) with respect to the capital stock of Sellers or any direct or indirect redemption, purchase or other acquisition of such capital stock.


          7.15  Licenses and Permits.  Each Seller and the Business possess all
                --------------------
Material approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits from all governmental and non-governmental agencies and authorities required to permit the operation of the Business as presently conducted.

          7.16  Major Customers.  Schedule 7.16 sets forth a list of each
                ---------------   -------------
customer of Sellers to whom Sellers sold more than $50,000 of services during the most recent completed fiscal year together with the amount of service sold during such period. Sellers have no knowledge that any customer listed on
Schedule 7.16, intends to Materially diminish the amount of business which (i)
-------------
it will engage in with each Seller prior to the Closing Date, or (ii) it will engage in with Buyer subsequent to the Closing Date other than Lozier, which has indicated that it does not intend to do business with Buyer but Sellers are using and will use their best efforts to retain this business.

          7.17  Material Contracts and Commitments.  Schedule 7.17 contains a
                ----------------------------------   -------------
complete and accurate list of all contracts, agreements, commitments or understandings, whether oral or written, to which the

Business or the Purchased Assets are subject ("Contracts"), including but not limited to any:

          (a) Contract or commitment relating to the Business outside the scope of the ordinary course of the Business;

          (b) bonus, incentive compensation, retirement agreement, deferred compensation agreement, vacation plan, sick leave plan, group insurance plan, or other employee benefit or welfare plan of any nature whatsoever which could impose a transferee liability on Buyer;

          (c) agreement with any labor union, group of employees or other employee representatives, or employment contract, agreement, or commitment to or with any individual employees or agents;

          (d) agreements for the purchase of goods, materials, services, supplies, machinery, or capital assets;

          (e)  agreement with any sales agent or representative;

          (f) franchise agreement or agreement with any manufacturer or supplier with respect to discounts, allowances or extended payment terms;

          (g) agreement guaranteeing, indemnifying, or otherwise causing the Purchased Assets to be subject to or liable for the obligations or liabilities of another;

          (h) agreement, statute, rule or regulation giving any party the right to negotiate or require a reduction in prices or the repayment of any amount previously paid;

          (i)  partnership or joint venture agreement;

          (j) contract or commitment requiring payment based in any manner upon revenues, expenses, or net or gross income of Sellers;

          (k)  license or royalty agreement;

          (l) indenture, mortgage, note or credit agreement or other contract or obligation pertaining to the borrowing of money by any Seller which relates to the business;

          (m) leases of property, personal or real, whether as Lessor or Lessee, other than those identified in Exhibit A;
                                                 ---------

          (n) other contract, agreement or lease commitment Material to he Purchases Assets.

Each of the Contracts is valid, in full force and effect, and enforceable in accordance with its terms, except to the extent that the same may be limited by laws concerning insolvency, bankruptcy, or similar laws or equitable principles affecting the enforcement of creditors' rights generally.

          7.18  Change in Business.  For purposes of this Agreement, a Material
                ------------------
Adverse Effect" shall mean a Material adverse effect on Sellers' financial condition, results of operations or Business, taken as a whole. Sellers is aware of no significant changes in the Business, including but not limited to, changes with respect to its services, customers, employees, equipment needs, markets, suppliers, or legislation to which either of the Sellers or the Business are subject, which would or might have a Material Adverse Effect upon any Seller, the Business or the Purchased Assets.

          7.19  Business Records.  All of the Sellers' respective business
                ----------------
records have been maintained in accordance with good and sound accounting and business practices.

          7.20  Real Estate.
                -----------

          (a)  General.   Except for the Real Estate set forth as Exhibit A,
               --------                                           ---------
          there is no real property owned or continuously occupied by any of the Sellers and used or connected with the Business.

          (b)  Codes, Ordinances, Use and Notice of Condemnation.  There are no
               -------------------------------------------------
          existing, pending, or proposed violations of any fire or health codes, building ordinances, or rules of the Board of Fire Underwriters (or organization exercising functions similar thereto), with respect to the Real Estate, nor is there, any defect in the Real Estate which would render all or any part thereof unsuitable for its proposed use by Buyer (assuming for this purposes that Buyer will engage in a business identical to the Business of Sellers). No Seller has received any notice of any condemnation proceeding in process or proposed that would affect the Real Estate. Sellers shall advise Buyer forthwith of any notice concerning violations, condemnation proceeding, and tax or utility rate increases that may affect the Real Estate.

          (c)  Licenses and Permits. Each Seller holds all licenses,
               --------------------
     certificates, permits, franchises and rights from all appropriate federal, state, local and other public authorities necessary for the conduct of its current operations at the Facilities, which licenses, certificates, permits, franchises and rights are specified on Schedule 7.20 (c).
                                                     -----------------

          (d)  No Notice of Violations.   Sellers' Business is in compliance
               -----------------------
          with all applicable laws, rules and regulations. Sellers have not received any notice of violations of any federal, state or local laws, ordinances, rules, regulations or orders relating to the Business or the Purchased Assets.

          (e)  Utility Connections.  All public utility connections located on
               --------------------
          the Real Estate have been completed, installed, activated, paid for and are in operational condition and are in compliance with all appropriate codes, rules and regulations.

          (f)  Taxes and Utilities.  No Seller or Shareholder is aware of, nor
               -------------------
          has any Seller received, any notice or information of any condition which would result in a Material increase in the assessments covering the Real Estate or utility rates affecting the Real Estate or the Business.

          (g)  Access.  Each Seller presently has the unencumbered right to use
               ------
          (and to transfer to Buyer) all accesses from the Real Estate to and from public thoroughfares, as such accesses are presently configured and utilized.

          (h)  Right to operate.  Sellers have the legal right to operate all
               -----------------
          parts of the Real Estate in the manner in which it is currently being operated as a terminal facility for interstate motor carriers.

          7.21  Litigation.    Except as set forth on Schedule 7.21, there is no
                -----------                           -------------
governmental or private litigation, investigation, proceeding, claim, suit or audit of any kind whatsoever pending or, to the best knowledge of each Seller and Shareholder, threatened against any Seller, the Business, or any of the Purchased Assets. To the best of each Seller and Shareholder's knowledge after due and diligent inquiry, there is no private person or governmental agency who has any basis for any cause of action, whether or not known or asserted, which would cause any Seller, the Business or Buyer, as a transferee, to suffer any Material loss or liability not disclosed herein.

          7.22  Labor Relations.  None of Sellers or the Business is, or has
                ---------------
been, involved in any labor discussion with any unit or group seeking to become the bargaining unit for any of its employees, nor does any Seller or Shareholder have any notice or knowledge that any such unit or group has announced an intention to commence any organizational activities among the employees of the Business. No Seller has been accused, notified or made aware of any unfair labor or employment practice, discriminatory act or omission, nor is there any pending or threatened strike, work stoppage, or other labor dispute affecting any of the Sellers or the Business.

          7.23  Employee Contracts, Union Agreements and Benefit Plans. Schedule
                ------------------------------------------------------- --------
7.23 sets forth a complete and accurate list and description of all employment,
----
consulting or collective bargaining contracts, deferred compensation, profit-sharing, bonus, option, share purchase or other benefit or compensation commitments, benefit plans, arrangements or plans, including all welfare plans of or pertaining to the present or former employees of each of the Sellers, or any of the Seller's respective predecessors in interest. Except as set forth on
Schedule 7.23, each Seller and its respective predecessors in interest have
-------------
complied with all of their respective obligations, including the payment of all contributions, the filing of all reports, and the payment or accrual of all expenses for the period between the end of the previous plan year and the Closing Date, with respect to such contracts, commitments, arrangements and plans. The plans have been maintained in compliance with all applicable laws and regulations in all Material respects. The levels of insurance reserves and accrued liabilities with regard to all such plans are reasonable and are sufficient to provide for all incurred but unreported claims and any retroactive premium adjustments.

          7.24  Employee Benefit Plans.
                ----------------------

          (a) The only employee pension benefit plan as defined in Section 3(2) of ERISA (and including unless otherwise specified trusts executed in connection therewith and including any multi-employer Plan), adopted or sponsored or maintained by Sellers with respect to which or as the result of which Sellers has had or may have any liability (the term "Sellers" specifically includes for the purposes of this Section 7.24, any subsidiary or predecessor in interest of any of the Sellers) is the JTI, Inc. 401(k) Plan (the "Retirement Plan"). The Retirement Plan has never been a Multi-employer Plan.

          (b) The Retirement Plan is a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code"), the trust with respect to such plan is exempt from taxation under Section 501(a) of the Code and, in either case, is subject to a favorable determination letter which will be in effect at the Closing Date; and all amendments made to the Retirement Plan prior to the Closing Date have been considered in the determination letter. No action has been taken (or failure to take action has occurred) which would cause such determination letter to be revoked. The determination letter is effective for those provisions required by Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"), the Tax Reform Act of 1984 ("DEFRA") and the Retirement Equity Act of 1984 ("REA") at the time such letter was requested. The Retirement Plan has been administered and operated in accordance with its terms and in a manner so as to preserve such qualification, including those provisions required by TEFRA, DEFRA, and REA, as well as such provisions of all subsequent laws (including the 1986 Tax Reform Act) whose effective date is prior to the Closing Date.

          (c) The Retirement Plan has not at any time been subject to Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA").

          (d) Prior to the Closing Date, Sellers will take all actions necessary to terminate the Retirement Plan and will have filed a Form 5310 with the Internal Revenue Service with respect to requesting a favorable determination letter with respect to such termination. Sellers will thereafter take such actions as may be necessary to receive such favorable determination letter and within 60 days after the receipt of such letter will distribute all assets held in the Retirement Plan to or for the benefit of the participants or beneficiaries, as the case may be, requiring such elections and taking all actions and making all payments (including payment of expenses) required by the terms of the Retirement Plan and by ERISA to maintain the favorable determination letter.

          (e) Buyer, its officers, employees, or agents will have no liability with respect to any employer benefit plans within the meaning of
          Section 3(3) of ERISA or any other employee arrangements and benefits of any type maintained, established or contributed to by Sellers, (the foregoing collectively referred to as "Benefit Plans"), including but not limited to, any liability arising from any of the following:

          (i) Claims of any nature by employees of any of Sellers, former employees of any of Sellers, beneficiaries of any Benefit Plan, or the spouses or dependents of the foregoing;

          (ii)  Failure to pay premiums in whole or in part in a timely manner;

          (iii) Failure to file and distribute reports and notices (or to file such reports and notices accurately) in a timely manner, including the annual reports on the Form 5500 series, Summary Plan Description, Summary Annual Reports, and all notices and information required by COBRA.

          (iv) Any action (or failure to act) resulting in a breach of fiduciary responsibility;

          (v) Failure to administer any Benefit Plan in accordance with its terms and in accordance with applicable laws, including ERISA;

          (vi) Termination of any Benefit Plan or benefit under any benefit Plan by Sellers or by Buyer;

          (vii) The requirement that any Benefit Plan be continued by Buyer after Closing Date; or

          (viii) Any expense relating to any Benefit Plan.

          (f) With respect to each Benefit Plan:

          (i) no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets of the Benefit Plan (other than routine claims for benefits made in the ordinary course of Benefit Plan administration of which Benefit Plan administrative review procedures have not been exhausted) are pending, and to the best knowledge of the Sellers and Shareholders threatened or imminent against or with respect to the Benefit Plan, Sellers or other fiduciary (as defined in ERISA Section 3(21)) or the Benefit Plan (including any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under the Benefit Plan; and

          (ii) neither Sellers, either Shareholder nor any other fiduciary has any knowledge of any facts which would give rise to or could give rise to any action, suit, grievance, arbitration or other manner of litigation, or claim.

          7.25  Antitrust Matters.  Each Seller and the Business is and
                -----------------
throughout the applicable statutory period of limitations has been in compliance with all laws and regulations, whether federal or state, pertaining or relating in any way to the regulation of competition or trade among or between business entities, including but not limited to, Section 1 and 2 of the Sherman Act, Section 3 of the Clayton Act, the Robinson-Patman Act, the Lanham Act, Section 5 of the Federal Trade Commission Act and applicable state antitrust and trade laws and regulations, and the business and operations of Sellers, or any predecessor, affiliate, parent or subsidiary thereof, have been conducted in full and complete compliance with any and all such laws and regulations. To the knowledge of Sellers and Shareholders, there is no grand jury or other federal or state investigation pending with regard to the antitrust matters involving any of the Sellers or the Business.

          7.26  Absence of Certain Payments.  Other than for services
                ---------------------------
legitimately and openly performed under applicable law and nominal non-cash gifts (with a total per donee retail value of less than $100.00 in any year), none of Sellers, nor, to Sellers and Shareholders' best knowledge, any agent, employee or representative of any of Sellers have made to any present or prospective customer, supplier, government official, insurance carrier, referral source, employee or agent or any other person, any payment, gratuity, gift or thing of value.

          7.27  No Broker or Finder.  Sellers have not had discussions with,
                -------------------
negotiated with, been represented by, employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees to any individual or entity in connection with this Agreement or any of the transactions contemplated hereby.

          7.28  No Material Omission.  To the best knowledge of Sellers and each
                --------------------
Shareholder after due inquiry, all facts material to the financial condition, assets, supplies, customers, business prospects, and result of operations of the Business have been disclosed to Buyer in writing in this Agreement or otherwise in connection with negotiations with respect to this transaction. To the best knowledge of Sellers and each Shareholder after due inquiry, no representation or warranty contained in this Agreement, and no Exhibit, certificate, Schedule, list or other information furnished by or on behalf of Sellers or Shareholders to Buyer in connection herewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.


          7.29  Environmental Status.
                --------------------

          (a) Each Seller is in full compliance (including record keeping and reporting requirements) with all federal, state, local and any other applicable laws and regulations relating to pollution, environmental protection, occupational safety, or protection of the health, safety and welfare of persons and/or property, including but not limited to all laws, regulations, codes, plans, orders, decrees, judgments, notices, demand letters, consent agreements and directives ("Environmental Laws").

          (b) Each Seller has obtained all material permits, licenses and other authorizations and filed all notices which are required to be obtained or filed by Sellers for the operation of Business by all Environmental Laws, and a copy of all such permits is set forth in Schedule 7.29(b).
                                                               ----------------

          (c) Each Seller is in compliance in all Material respects with all terms and conditions of such required permits, licenses and authorizations.

          (d) No Seller has received any communication, written or oral, whether from a governmental authority, citizens group, lender, employee or otherwise, that alleges that any Sellers is not in full compliance with any Environmental Law, and there are no circumstances or conditions presently existing relating to the Business or the Real Estate that would prevent or interfere with such full compliance in the future.

          (e) All waste materials generated by the Business or at or on the Real Estate has been disposed of properly and in full compliance with Environmental Laws.

          (f) The Real Estate does not contain any asbestos or PCBs in any form. No Facility is constructed of, or does not contain as a component part thereof, any material which (either in its present form or as such material may reasonably be expected to change through aging and normal use and service) releases any substance, whether gaseous, liquid or solid, which is or may be, either in a single dose or through repeated and prolonged exposure, injurious or hazardous to the health of persons or animals, or otherwise harmful to the environment.

          (g) There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with Environmental Laws, or which may give rise to any common-law or statutory liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste with respect to each Sellers or the Business whether or not occurring on the Real Estate.

          (h) All underground storage tank systems located on the Real Estate are free from leaks required by Applicable Law to be reported to any governmental authority and there has been no contamination of either the surrounding soil or ground water either from any existing underground storage tank systems or any underground storage tank system previously removed from, abandoned or closed in place on the Real Estate.

                                     VIII

                     BUYER'S REPRESENTATIONS AND WARRANTIES
                     --------------------------------------

     Buyer hereby makes the following representations and warranties to Sellers, each of which shall be continuing, shall be true at the date of execution hereof and on the Closing Date, and shall survive the Closing and the sale of Purchased Assets and other transactions contemplated hereby.

     8.1.  Incorporation, Good Standing and Power.  Buyer is a corporation duly
           --------------------------------------
organized, validly existing, and in good standing under the laws of the State of Nevada, with full power and authority to execute this Agreement and consummate the transactions contemplated hereby. Buyer's Board of Directors has properly approved the execution of this Agreement and the consummation of the transactions contemplated hereby and a copy of the resolutions of Buyer's Directors authorizing Buyer to execute this Agreement and consummate the transactions contemplated hereby, properly certified by the Secretary is attached hereto as Exhibit L. Upon execution, this Agreement shall be valid,
                   ---------
legal and binding, enforceable in accordance with its terms, subject to equitable principles of any bankruptcy, insolvency, and other similar laws generally affecting creditors' rights.

     8.2.  Effect of Agreement.  The execution, delivery and performance of
           -------------------
this Agreement and the consummation of the transactions contemplated hereby will not violate any law or regulation to which Buyer is subject, or conflict with or cause a default under the terms of any agreement to which the Buyer is a party, or by which it or any of its assets may be bound.


                                      IX

                              COVENANTS OF SELLERS
                              --------------------

     Sellers covenant and agree with Buyer as follows:

     9.1   Conduct of Business Through the Closing Date.  From the date hereof
           ---------------------------------------------
and through the Closing Date:

     (a) Sellers shall operate the Business only in the usual, ordinary and customary manner and use its best efforts to preserve its present business organizations intact so as to keep available the services of its present employees and agents, and to preserve its present business relationships with customers, suppliers, and others having business dealings with Sellers.

     (b) Sellers shall maintain all properties necessary for the conduct of the Business, whether owned or leased, real or personal;

     (c) Sellers shall maintain their respective books, records, and accounts in the usual manner on a basis consistent with prior periods utilizing historical bookkeeping practices.

     (d) Sellers shall duly comply with all laws Material to the conduct of the Business.

     (e) Sellers shall not enter into any contract, commitment, lease or sublease relating to or affecting the Business, other than in the ordinary course of business, without the prior written approval of Buyer.

     (f) Sellers shall use their best efforts to preserve for Buyer the relationships existing with Sellers' respective suppliers, customers, employees and others having business relationships with Sellers.

     (g) Sellers shall maintain insurance upon the Purchased Assets until Closing, and, unless this transaction is not closed, Sellers shall pay to Buyer all amounts received under such insurance for an insured loss.

     (i) Sellers shall take all action necessary to maintain the utility services being provided to the Real Estate.


     9.2   Representations and Warranties.  Sellers and each Shareholder shall
           ------------------------------
cause the representations and warranties of Article VII to be true and correct at all times in every material respect.

     9.3   Completion of Transactions.  Sellers and each Shareholder shall use
           --------------------------
its respective best efforts to assure that the conditions set forth in
Article XI hereof are satisfied on or prior to the Closing Date.

     9.4   Approvals, Consents.  Sellers shall obtain in writing prior to
           -------------------
Closing all approvals and consents, if any, required to be obtained in order to effectuate the transactions contemplated hereby, and shall deliver to Buyer copies, satisfactory in form and substance to Buyer's counsel, of such approvals and consents. All such approvals and consents shall be attached hereto as Exhibit M.
---------

     9.5   Access to Properties and Records.  Sellers shall have given to Buyer
           --------------------------------
and to its counsel, accountants, and other representatives reasonable access during normal business hours to all of the properties and records of the Business as Buyer or its representatives may reasonably request and as shall be necessary to effectuate full disclosure to Buyer of all Material facts affecting the financial condition, business operations and assets of the Business. No investigation by Buyer shall, however, diminish or limit in any way the representations or warranties of Sellers and each Shareholder as set forth in
Article VII hereof. In the event
that Buyer discovers facts or circumstances that leads it to believe, in its sole discretion, that the transactions contemplated by this Agreement would be uneconomical to Buyer, then Buyer shall have the absolute right to terminate this Agreement without liability or obligation to Sellers.

     9.6   Advise of Changes.  From date hereof through the Closing Date,
           -----------------
Sellers shall advise Buyer promptly in writing of any Material damage to or diminution in value of the Purchased Assets or the Business, any condition or event that would cause any representation or warranty of Sellers and each Shareholder to be untrue in any respect, or any other fact that, if obtained or known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement.

     9.7   Refrain From Negotiations With Others.  Sellers and Shareholders
           -------------------------------------
shall refrain from negotiations or discussions with others on the subject of the sale of the Purchased Assets.

     9.8   Nonpublicity and Nondisclosure of Terms.  Sellers and Shareholders
           ---------------------------------------
shall take all reasonable steps to minimize any publicity regarding this transaction to third parties without prior approval of Buyer, and Sellers and each Shareholder shall not, without the prior written consent of Buyer, disclose the Purchase Price or any other terms of this Agreement or the transactions contemplated hereby to any third party.

     9.9   Termination of Employees.  On the Closing Date, Sellers shall
           -------------------------
terminate the employment of all employees of the Business so as to make the services of such person available to Buyer. Buyer may, at its sole discretion, employ such persons under arrangements which are terminable at will. Buyer expressly reserves the right to terminate the employment of any such employee at any time.

     9.10   Name Change of Sellers.  Within a reasonable time after the Closing
            -----------------------
Date, Sellers shall file with the Nebraska Secretary of

State to (i)amend their respective Articles of Incorporation and change their respective names to ones dissimilar to any of the names constituting part of the Purchased Assets under Section 2.1(h) or (ii) Articles of Dissolution or other relevant filings to effect the dissolution and liquidation of each Seller.

                                       X

                               COVENANTS OF BUYER
                               ------------------

          Buyer hereby covenants and agrees as follows:

     10.1   Representations and Warranties.  Buyer shall cause the representa-
            -------------------------------
tions and warranties of Article VIII to be true and correct at all times in every material respect.

     10.2   Completion of Transactions.  Buyer shall use its best efforts to
            --------------------------
assure that the conditions set forth in Article XI hereof are satisfied on or before the Closing Date.

     10.3   Nondisclosure of Proprietary Information.  All proprietary and
            -----------------------------------------
confidential information of Sellers or the Business made available to Buyer shall remain the property of Sellers pending Closing. Other than in connection with the transactions contemplated by this Agreement, Buyer and its agents shall not reproduce, use, or disclose to others any proprietary information of Sellers or the Business without the prior written consent of Sellers. Nevertheless, Buyer may make such proprietary information available to its Board of Directors, officers, counsel, accountants and other advisors who may use such information as necessary in the performance of their functions in this transaction.

                                      XI

               CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE
               ---------------------------------------------------

     The obligations of Buyer to complete the Closing are subject to the satisfaction on or before the Closing Date of each of the following conditions precedent; provided, however, that the election of Buyer to complete the Closing, notwithstanding that any such condition is not fulfilled by such time, shall not preclude Buyer from seeking redress from Sellers for breach of the terms of this Agreement:

     11.1   Accuracy of Representations and Warranties.  The representations
            ------------------------------------------
and warranties of Sellers and Shareholders set forth in Article VII shall have been true and correct in all material respects on the date made and shall be true and correct on the Closing Date. Buyer shall have received a certificate to that effect signed by each Shareholder and a duly authorized officer of each Seller.

     11.2   Performance of Covenants.   Sellers and Shareholders shall have
            -------------------------
performed and complied with all the covenants, obligations, and conditions required to be performed or complied with by Sellers on or before the Closing Date pursuant to this Agreement. Buyer shall have received a certificate to that effect signed by each Shareholder and a duly authorized officer of Sellers.

     11.3   Certified Copy of Authorizing Resolutions.  Buyer shall have
            -----------------------------------------
received a copy of each Seller's respective board of director and shareholder resolutions approving this transaction, duly certified by the respective Secretary of each Seller.

     11.4   No Damage to Purchased Assets.  None of the Purchased Assets or the
            -----------------------------
Business shall have been adversely affected in any Material respect as the result of any fire, accident, act of war, casualty, labor disturbance, legislation, regulation, or any other adverse circumstance.

     11.5   Approval of Counsel for Buyer.  All of the actions, proceedings,
            -----------------------------
consents, instruments, and documents delivered by

Sellers and each Shareholder hereunder or incident to the performance hereof, and all other related matters shall, in the reasonable judgment thereof, be satisfactory to Witt, Gaither & Whitaker, P.C., counsel for Buyer.

     11.6   Licenses and Permits Necessary For Buyer to Conduct Business.
            ------------------------------------------------------------
Buyer shall have received all licenses and permits necessary for it to conduct its business and affairs utilizing the Purchased Assets subsequent to the Closing; provided that Buyer shall use its best efforts to obtain such items.

     11.7   Results of Due Diligence Investigation.  Buyer shall have
            --------------------------------------
completed its due diligence investigation. Nothing shall have been revealed by Buyer's due diligence investigation that would give Buyer grounds to terminate this Agreement pursuant to the provisions of Section 9.5.


                                      XII

             CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE
             ----------------------------------------------------

     The obligations of Sellers to complete the Closing are subject to the satisfaction on or before the Closing Date of each of the following conditions precedent; provided, however, that the election by Sellers to complete the Closing notwithstanding that any such condition is not fulfilled by such time shall not preclude Sellers from seeking redress from Buyer for breach of the terms of this Agreement:

     12.1  Accuracy of Representations and Warranties.  The representations and
           ------------------------------------------
warranties of Buyer set forth in Article VIII shall have been true and correct in all material respects on the date made, and shall be true and correct on the Closing Date. Sellers shall have received a certificate to that effect signed by a duly authorized officer of Buyer.

     12.2  Performance of Covenants.  Buyer shall have performed and complied
           ------------------------
with all covenants, obligations, and conditions required to be performed or complied with by Buyer on or before the Closing Date pursuant to this Agreement. Sellers shall have received a certificate to that effect signed by a duly authorized officer of Buyer.

     12.3   Approval of Counsel to Sellers.  All actions, proceeding, consents,
            -------------------------------
instruments, and documents delivered by Buyer hereunder or incident to the performance hereof and all other related matters shall, in the reasonable judgment thereof, be satisfactory to counsel for Sellers.

                                      XIII

                                INDEMNIFICATION
                                ---------------

     13.1  Indemnification by Sellers and Shareholders.  Sellers and
           -------------------------------------------
Shareholders, jointly and severally, shall indemnify and hold Buyer harmless from and against, and reimburse and promptly pay to Buyer the full amount of, any and all loss, damage, liability, cost, obligation or expense (including reasonable expenses and fees of counsel) incurred by Buyer, directly or indirectly, as a result of:

           (a) a breach of any representation or warranty or inaccuracy of any representation of Sellers and each Shareholder contained in this Agreement or in any certificate or document delivered to Buyer by Sellers or Shareholders in connection with this transaction;

          (b) a failure of Sellers or Shareholders to perform or comply with any covenant, agreement or obligation required by this Agreement to be performed or complied with by Sellers or Shareholders; or

          (c) any event or circumstance arising out of or relating to the conduct of the Business on or prior to the Closing Date.

          13.2  Indemnification by Buyer.   Buyer shall indemnify and hold
                ------------------------
Sellers harmless from and against, and reimburse and promptly pay to Sellers the full amount of, any and all loss, damage, liability, cost, obligation or expense (including reasonable expenses and fees of counsel) incurred by Sellers, directly or indirectly, as a result of:

          (a) a breach of any representation or warranty of Buyer contained in this Agreement or in any certificate or document delivered to Sellers by Buyer in connection with this transaction;

          (b) a failure of Buyer to perform or comply with any covenant, agreement or obligation required by this Agreement to be performed or complied with by the Buyer; or

          (c) an event or circumstance arising out of or relating to the conduct of the Business subsequent to the Closing Date.

          13.3   Notice of Potential Claims and Opportunity to Participate in
                 ------------------------------------------------------------
Defense.  Promptly after either Buyer or Sellers becomes aware of any claim
--------
whatsoever which would be subject to indemnification set forth in Sections 13.1 or 13.2 above, such party shall provide the other party with prompt written notice of such claim stating all information regarding the claim that the party possesses. The potential indemnifying party shall have the opportunity to participate (at its own expense) in the defense of any such claims.

Nothing herein shall be deemed to prevent either party from making a claim for indemnification hereunder for potential or contingent claims or demands provided the notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and that such party has reasonable grounds to believe that such a claim or demand may be made. All claims shall bear interest at the prime rate of interest announced from time to time by The
                                                                           ---
Wall Street Journal from the date on which notice of claim is given to the other
-------------------
party until the date the claim is paid.


                                      XIV

                                 MISCELLANEOUS
                                 -------------

     14.1  Risk Of Loss.  The risk of loss or damage to the Purchased Assets
           -------------
from fire, strike, war, act of God or other casualty shall be borne by Sellers through the Closing Date.

     14.2  Simultaneous Closing.  All transactions at Closing including
           ---------------------
execution of collateral documents referenced herein shall be deemed to take place simultaneously and none shall be deemed to take place until all shall have taken place.

     14.3  Survival of Representations and Warranties.  The respective
           -------------------------------------------
representations, warranties, obligations, covenants and agreements contained herein shall survive the Closing.

     14.4  Counterparts.    This Agreement may be executed in any number of
           -------------
counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     14.5  Captions.   The captions and subject headings are for convenience of
           ---------
reference only, and shall not affect the meaning or construction to be given any of the provisions hereof.

     14.6  Gender.  All pronouns and any variations thereof shall be deemed to
           -------
refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties and context may require.

     14.7  Notices.    Any notice, demand, request, consent, approval or other
           --------
communications required or permitted to be given hereunder shall be in writing and shall be delivered personally or sent either by facsimile transmission, or nationally recognized overnight courier (utilizing guaranteed next business morning or day delivery), addressed to the party to be notified at the following address, or to such other address as such party shall specify by like notice:

           If to Sellers and Shareholders, then to:

                JTI, Inc.
                P.O. Box 84550
                Lincoln, NE 68501
                Attn: David R. Parker/Alan J. Hingst
                Facsimile: (402) 474-6628
                Telephone No.:  (402) 475-5419
                Courier Address:     201 Southwest 27th Street
                                     Lincoln, NE  68522

If to Buyer, then to:

                U.S. Xpress Enterprises, Inc.
                2931 South Market Street
                Chattanooga, TN  37410
                Attention: Patrick E. Quinn
                Facsimile: (423)756-6820
                Telephone No.: (423)756-7511

                With copy to:

                Carter J. Lynch, III
                Witt, Gaither & Whitaker, P.C.
                1100 SunTrust Bank Building
                Chattanooga, Tennessee 37402
                Facsimile: (423) 266-4138
                Telephone No.:  (423) 265-8881

Notices given as provided above shall be deemed given on the day of transmission if by facsimile, or if by recognized overnight courier, on the business day following the dispatch thereof.

     14.8  Entire Agreement, Modification.   This instrument contains the entire
           -------------------------------
agreement of the parties with respect to the subject matter hereof; all previous agreements and discussions relating to the same or similar subject matter being merged herein. The parties acknowledge and agree that neither of them has made any representation with respect to the subject matter of this Agreement or any representations inducing the execution and delivery hereof except as specifically set forth herein. Each of the parties hereto acknowledges that it has relied on its own judgment in entering into this Agreement. This Agreement may not be changed, amended, or modified including specifically the provisions
                                         -------------------------------------
of this paragraph, except by a writing signed by both parties hereto.  The
-----------------
provisions of this paragraph may not be changed, amended, modified, terminated, or waived as a result of any failure to enforce any provision or the waiver of any specific breach or breaches thereof or any course of conduct of the parties.

     14.9  Assignment.  This Agreement and the rights, obligations and duties of
           -----------
the parties hereto shall not be assignable or otherwise transferable to any party other than to a related party of Buyer.

     14.10  Binding Effect and Benefit.  This Agreement shall inure to the
            ---------------------------
benefit of, and shall be binding upon, the parties, their heirs, executors and administrators, successors and permitted assigns.

     14.11  Further Assurances.  Sellers shall on the Closing Date, and from
            ------------------
time to time thereafter promptly at Buyer's request and without further consideration, execute and deliver to Buyer such instruments of transfer, conveyance and assignment as Buyer shall reasonably request to transfer, convey and assign more effectively the Purchased Assets to Buyer.

     14.12  Partial Invalidation.  If any portion of this Agreement is held
            ---------------------
invalid, illegal or unenforceable, such determination shall not impair the enforceability of the remaining terms and provisions contained herein. In such event, this Agreement shall be construed and interpreted as if such invalid, illegal or unenforceable terms were limited to the minimum extent whereby such terms would be valid, legal and enforceable. If such limitation is not possible, this Agreement shall be construed and interpreted as if such invalid, illegal or unenforceable terms were severed and not included herein.

     14.13  Waiver.   No waiver of a breach or violation of any provision of
            -------
this Agreement shall operate or be construed as a waiver of any subsequent breach.

     14.14  Exhibits and Schedules.   All Exhibits, Schedules and documents
            -----------------------
referred to in this Agreement shall be deemed to be incorporated herein by any reference thereto as if fully set out, yet no matter disclosed in one Schedule or Exhibit shall be deemed disclosed in another Schedule or Exhibit in the absence of an express cross-reference.

     14.15  No Third Party Beneficiaries.  This Agreement shall not create any
            -----------------------------
rights for the benefit of any third party.

     14.16  Governing Law.    This Agreement shall be interpreted and construed
            --------------
in accordance with the laws of the State of Tennessee.

                  *******************************************

                      this space intentionally left blank

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year aforesaid.

SELLERS:
-------

JTI, Inc.

/s/Alan J. Hingst                Attest:/s/ David R. Parker
--------------------------              ----------------------------
Alan J. Hingst, President          David R. Parker, Secretary

Logistics, Inc.

/s/ Alan J. Hingst               Attest:/s/ David R. Parker
--------------------------              ----------------------------
Alan J. Hingst, President          David R. Parker, Secretary

Bison Enterprises, Inc.

/s/ Alan J. Hingst               Attest:/s/ David R. Parker
--------------------------              ----------------------------
Alan J. Hingst, President          David R. Parker, Secretary

HI/PAR Systems, Inc.

/s/ Alan J. Hingst               Attest:/s/ David R. Parker
--------------------------              ----------------------------
Alan J. Hingst, President          David R. Parker, Secretary

Road Enterprises, Inc.

/s/ Alan J. Hingst               Attest:/s/ David R. Parker
--------------------------              ----------------------------
Alan J. Hingst, President          David R. Parker, Secretary

SHAREHOLDERS:

/s/ David R. Parker
--------------------------
David R. Parker

/s/ Alan J. Hingst
--------------------------
Alan J. Hingst


BUYER:
------

U.S. Xpress Enterprises, Inc.

/s/ Patrick E. Quinn             Attest:/s/ Max L. Fuller
--------------------------              ----------------------------
Patrick E. Quinn                        Max L. Fuller
President                               Secretary